UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
June 26, 2007
CERADYNE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-13059 (Commission File Number)	33-0055414 (IRS Employer Identification No.)

3169 Red Hill Avenue, Costa Mesa, CA (Address of principal executive offices)		92626 (Zip Code)
Registrant’s telephone number, including area code: (714) 549-0421

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On June 26, 2007, Ceradyne, Inc. (“Ceradyne”) and its wholly-owned subsidiary, Ceradyne EPB, Inc. (“Buyer”), entered into a definitive Sale and Purchase Agreement (the “Agreement”) with EaglePicher Technology Holdings, LLC (“Seller”), EaglePicher Boron, LLC (“EPB”) and EaglePicher Corporation, the parent of Seller. Pursuant to the Agreement, Buyer will purchase all of the issued and outstanding limited liability company interests of EPB for an aggregate purchase price of approximately $69.0 million in cash, subject to adjustment based on the net tangible book value of EPB as of the date of closing. Five percent of the initial purchase price will be held in an escrow account for 18 months following the closing to satisfy any indemnification obligations of Seller under the Agreement which arise during that period. Upon consummation of the acquisition, EPB will become a wholly-owned subsidiary of Buyer and an indirect wholly-owned subsidiary of Ceradyne.
     The closing of this transaction is subject to the satisfaction of customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     There are no material relationships between Seller or EPB, on the one hand, and Ceradyne or any of its affiliates, on the other hand, other than with respect to the Agreement and the transactions contemplated thereby.
Item 7.01 Regulation FD Disclosure
     On June 27, 2007, Ceradyne issued a press release announcing that it entered into a definitive agreement to acquire EaglePicher Boron, LLC. A copy of the press release is attached hereto as Exhibit 99.1. The press release is being furnished as part of this Current Report on Form 8-K and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section and may only be incorporated by reference in another filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 if, and to the extent, such subsequent filing specifically references this exhibit.
Item 9.01.Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
99.1	Press Release dated June 27, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERADYNE, INC.
June 27, 2007	By:	/s/ Jerrold J. Pellizzon
Jerrold J. Pellizzon
Chief Financial Officer and Corporate Secretary

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EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated June 27, 2007

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